Exhibit 11.1

internal rules on insideR trading policy

INTERNAL RULES

ON INSIDER TRADING POLICY

(Company registration no. (CVR) 31762863)

 PREAMBLE

 Evaxion Biotech A/S (the "Company” and, together with its subsidiaries, the "Group") has American Depositary Shares ("ADSs") representing ordinary shares of the Company listed on The NASDAQ Capital Market, New York. These internal rules apply to these ADSs as well as financial instruments attached to the ADSs, including warrants, convertible notes or debentures and similar securities.

 These internal rules have been established to provide for compliance with the United States securities laws, as applied to the Company, and cover:

(i)	the dissemination of Inside Information (as defined below) for the purpose of preventing Inside Information from becoming available to others than those needing such information; and

(ii)	management's and other employees’ transactions with securities issued by the Company.

1.	PURPOSE

1.1

This set of internal rules governs the Group’s members of the Board of Directors and Executive Management and its other employees and the Company for the purpose of ensuring that the prohibition against insider trading, price manipulation and speculation is not violated.

2.	INSIDE INFORMATION

2.1	"Inside Information" means information, which

-	is of a precise nature, meaning information that

(a)	indicates a set of circumstances which exists, or may reasonably be expected to come into existence, or an event which has occurred or may reasonably be expected to do so,
(b)

if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision regarding the purchase or sale of a company's securities, or if the information would significantly alter the total mix of information already known about a company, or

(c)	is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the market price of the relevant securities;

-	has not been made public; and

-

relates to (a) the Company, (b) the Company's securities, (c) a Company partner or collaborator or (d) market conditions which, if it were made public, would be likely to have a significant effect on the market price of one or more securities.

2.2

Information shall be considered as published once, for the market, there has been general and relevant dissemination hereof, which will include that it must be widely disseminated in a manner making it generally available to investors through (i) a report filed with the Securities and Exchange Commission (the “SEC”), (ii) a press release distributed through a widely circulated news or wire service, such as Dow Jones, Bloomberg, Business Wire, PR Newswire, or Thomson Reuters; (iii) a news conference to which the public is granted access and for which advance notice is given; (iv) a simultaneous webcast of a news conference or analyst conference call; (v) posting of the information on the company’s website; and (vi) making available to the public a replay of the company’s news conference or conference call or through media such as Dow Jones, Thomson Reuters Economic Services, The Wall Street Journal or the Associated Press. The circulation of rumours, even if accurate and reported in the media, does not constitute effective public dissemination.

2.3

Information shall not be regarded as published until two business days after the day on which the relevant information is disseminated to the public. Consequently, information shall be treated as Inside Information until that time.

2.4

Non-published information, to the extent the information is of a precise nature and may be expected to have significant impact on the market price, regarding the matters listed below (including considerations and negotiations relating thereto) shall always be considered Inside Information:

-         considerable profit or loss on single transactions;

-         conclusion or termination/cancellation of major co-operation agreements or contracts;

-         major investments;

-         material new products;

-         notice of issuance of patents;

-         results of the Company’s or a Company partner’s or collaborator’s re-search and development activities, preclinical testing or clinical trials.

-         legal proceedings taken out by or against the Company and/or the Group in the event that the outcome hereof is considered to have material impact;

-         major, new markets or lapse of the same;

-         purchase or sale of major fixed assets, including real estate;

-         information related to any offering (actual or proposed) of the Company’s securities;

-         major expansion, changes or limitations to the activities of the Company and/or the Group;

-         business cycle fluctuations of significant importance to the Company and/or the Group;

-         liquidation, suspension of payments, bankruptcy petition, etc.;

-         proposals for merging with another company;

-         proposals for material amendments of the articles of association;

-         transfer of a controlling interest in the Company and/or the Group, which the Board of Directors (the “Board”) or Executive Management is involved in or has knowledge of.

In addition, any non-published information regarding the following matters comprised by the Company’s specific and/or continuous duty of disclosure must always be regarded as Inside Information until it has been made public:

-         substantial changes in earnings or liquidity;

-         interim results and balances, including interim financial reports and budgets, and tax affairs;

-         changes to the management and audit and changes in the Company's auditors or a notification from its auditors that the Company may no longer rely on the auditors' audit report;

-         the establishment of or material changes to incentive schemes.

Finally, all other information that, considering the nature and contents of such information, is considered as confidential or which by the management of the Company is declared to be confidential, shall be considered Inside Information. Note that both positive and negative information can be material. U.S. securities regulators and stock market investigators will scrutinize a questionable trade after the fact with the benefit of hindsight. A member of the Board or Executive Management or employee may incur personal liability if he or she buys, sells, or makes certain other transfers, including gifts or donations, of any Company securities during a period when the member of the Board or Executive Management, or employee is aware of Material Nonpublic Information about the Company. It is possible that members of the Board or Executive Management, or employees of the Company by virtue of their position and access to certain material information, may, under U.S. laws, be presumed to know such information before it is released to the public.

3.	INSIDER LIST

3.1

The Company shall prepare and, on a continuous basis, update a list (the Insider List) of all persons working for the Group and who regularly or in isolated circumstances have access to Inside Information directly or indirectly relating to the Group as further described in the Company’s Internal Rules on Dissemination of Inside Information.

4.	TRADE IN SECURITIES ISSUED BY THE COMPANY

4.1

Persons who are subject to these internal rules may only purchase, sell, subscribe, exercise etc. securities of the Company, and financial instruments attached thereto, during a period of two (2) weeks from the date of publishing of the Company’s annual report or interim financial report. The 2-week trade window starts on the third full trading day after the day when any of the Company’s annual report or interim financial report has been published. The chairperson (the “Chair”) of the Company’s Board may, if necessary, decide to fully or partly close the said 2-week window, which decision will be communicated to relevant persons by e-mail. As mentioned in clause 2.2 above information shall not be regarded as published until the relevant information has been disseminated to the public.

4.2

Purchase, sale or subscription of shares etc. may not take place outside the 2-week period, unless the Chair of the Board has approved the transaction in advance. Such approval may only be granted in special circumstances, e.g. with respect to subscription of employee-owned shares; exercising of subscription rights; share options or similar, where the right may only be exercised within a fixed deadline, which the rights holder has no influence on.

4.3

The request to the Chair of the Board pursuant to clause 4.2 shall be specific and include the reason for the request. Purchase and sale outside the 2-weeks period may under no circumstances take place within three (3) weeks prior to publication of an interim financial report or annual financial report.

4.4

The prohibition against trading outside the 2-week period applies to members of the Board and members of the Executive Management for a period of six months and employees for a period of three months after the expiry of the appointment or employment, respectively.

4.5

Any trade must be notified to the Executive Management no later than two (2) business days after the trade is confirmed stating the nature of the trade, the number of shares etc. concerned and the date of the trade.

4.6

Regardless of the above including whether or not permission has been obtained or whether the trade window is open, the prohibition against insider trading applies if the person in question is in possession of Inside Information.

5.	PROHIBITION AGAINST SPECULATION

5.1

Pursuant to Section 113 of the Danish Companies Act (in Danish: selskabsloven), members of the Board and the Executive Management may not engage in speculative transactions involving shares in the Company or in other companies in the Group.

5.2

The Company considers it improper and inappropriate for any member of the Board and the Executive Management, as well as any other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. Therefore, it is the Company’s policy that members of the Board and the Executive Management and other employees may not engage in any of the following transactions:

●

Short-term Trading. An employee’s short-term trading of the Company’s securities may be distracting to the employee and may unduly focus the employee on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, no member of the Board or Executive Management or employee of the Company who purchases Company securities in the open market may sell any Company securities of the same class during the six months following the purchase.

●

Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

●

Hedging Transactions. Certain forms of hedging or monetization transactions, such as forward sale contracts, allow a member of the Board or Executive Management or an employee to lock in much of the value of his or her securities holdings, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow the member of the Board or Executive Management or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the member of the Board or Executive Management or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, all member of the Board or Executive Management and employees are prohibited from engaging in any such transactions.

●

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in the Company’s securities, member of the Board or Executive Management and employees are prohibited from holding the Company’s securities in a margin account or pledging Company securities as collateral for a loan.

●

Other Transactions. The Company cannot possibly cover all potential transactions, trades, or types of products that may be developed in the future under this policy; accordingly, the Company reserves the right from time to time to review and consider whether to include additional transactions, types of products, and/or certain trading arrangements as prohibited under this policy. During review of the terms of any such transaction or product, or the facts and circumstances surrounding the proposed transaction, that is undertaken as part of the pre-clearance process, the Company may determine that the transaction, product, or trade is not appropriate, and the Company may refuse to clear such transaction to proceed.

6.	PROHIBITION AGAINST INSIDER TRADING

6.1

The purchase, sale and recommendation to purchase or sell shares in the Company and of financial instruments attached to these shares, including warrants, convertible debentures and similar securities, may not be performed by any person while in possession of Inside Information.

6.2

Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Tipping violates the securities laws of both Denmark and the USA and can result in the same civil and criminal penalties that apply to insider trading, even though the person in question did not trade and did not gain any benefit from another's trading. Therefore, it is prohibited to “tip” or provide material nonpublic information concerning the Company or any other company or otherwise make unauthorized disclosure or use of this information, regardless of whether the person profits or intends to profit by the tipping, disclosure, or use of such information, to any person other than a member of the Board or Executive Management or employee of the Company, unless required as part of that your regular duties for the Company and authorized by the Compliance Officer, if any.

6.3

The Group’s member of the Board or Executive Management and employees shall in connection with any purchase or sale of shares etc. carefully observe the prohibition against insider trading and tipping.

6.4

The legal prohibition against insider trading does not apply to buying or selling of shares etc. conducted in the discharge of an obligation, provided that the obligations have become due at the time of the transaction and where the said obligation results from an agreement concluded before the person concerned possessed Inside Information.

6.5	The prohibition against insider trading and tipping set out in clause 6.1 and 6.2 applies´

(i)	to all persons with Inside Information, regardless of whether or not these persons are included on the Insider List;

(ii)

at all times and regardless of whether or not the Company’s management and/or employees would otherwise have been allowed to perform such transactions, including within the 4-weeks period mentioned in item 4.1.

7.	PROHIBITION AGAINST PRICE MANIPULATION

7.1

Price manipulation or attempts hereof may not take place. "Price manipulation" shall mean acts covered by nos. (i)-(iv) which are likely to influence the price of the securities in a direction deviating from their value on the market through:

(i)	dissemination of information through the media or other methods likely to give false or misleading signals as to the supply of, demand for, or price of securities;
(ii)	transactions or orders to trade likely to give false or misleading signals as to the supply of, demand for or price of securities;
(iii)	transactions or orders to trade which employ fictitious devices or any other form of deception or contrivance; or
(iv)	transactions or orders to trade through which secure, by a person, or persons acting in collaboration, the price of one or several securities at an abnormal or artificial level.

 Price manipulation may, for example, include

(i)

sending out an expression of opinion through the media regarding a security or an issuer of a security after having previously acquired a certain amount of the relevant security if, at a later time, profit is gained from the impact of the opinions voiced on the price of the security, and if the conflict of interest is not disclosed to the public in a proper and effective manner no later than at the time said expression of opinion is sent out;

(ii)	the buying or selling of securities at the close of the market with the effect of misleading investors acting on the basis of closing prices; or
(iii)

conduct by a person, or persons acting in collaboration, to secure a dominant position over the supply of or demand for a security which has the effect of fixing, directly or indirectly, purchase or sale prices of the security at an abnormal or artificial level or creating other unfair trading conditions for the transaction.

8.	SANCTIONS

8.1

If a person suspects that these internal rules have been violated, including violation of the prohibition against insider trading, price manipulation or speculation, the person in question shall immediately inform the Chair of the Board thereof.

8.2

A violation of these rules may be a criminal offence and may seriously harm the Company. Furthermore, a violation of these rules may have disciplinary consequences in the form of a warning and in aggravated cases instant dismissal, and regardless of the Company’s wish to protect its employees, the Company may be obliged to report such violation and violating person(s) to the police and regulatory authorities.

8.3

Abuse of Inside Information (any violation of the prohibition against insider trading or the prohibition against price manipulation) may be punishable by a fine or imprisonment. Penalties under U.S. securities laws in the form of civil and/or criminal penalties, including imprisonment of up to 20 years and criminal fines (no matter how small the profit gained or loss avoided) of up to USD $5 million per violation and civil fines of up to three times the gain or loss avoided, regardless of whether the relevant person financially benefited.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent insider trading, penalties can consist of (i) a civil penalty of the greater of (a) $1 million, and (b) three times the profit gained or loss avoided by the person as a result of the violation; and (ii) a criminal fine of up to $25 million.

Employees of the Company who violate this Policy will also be subject to disciplinary action by the Company, which may include termination of employment, regardless of whether the employee’s non-compliance results in a violation of law.

The consequences of and penalties for insider trading for the Company and for those members of the Board or Executive Management and employees that are subject to the securities laws in jurisdictions outside the U.S. can also be severe. You are required to comply fully with the securities laws in any jurisdiction to which you are subject. If you have any questions about the securities laws that apply to you, please contact the Company’s Chief financial Officer.

9.	ANNUAL UPDATE

9.1	The Board shall on a regular basis and at least once a year review and reconsider the contents of these internal rules.

10.	EFFECTIVE DATE, ETC.

10.1	Adopted by the Board of Directors on 17 December 2020, amended 7 December 2022, amended 31 August 2023, amended June 13, 2024.

10.2	Immediately upon the adoption of these internal rules, a copy shall be handed out to each person who is subject to these internal rules.

10.3	A copy of these internal rules will be handed over to the Danish Financial Supervisory Authority (in Danish: Finanstilsynet) upon its request.

Members of the Board of Directors:

__________________          ___________________

Marianne Søgaard                Lars Holtug

__________________          ____________________

Roberto Prego                      Lars Staal Wegner

Members of the Executive Management:

__________________          ___________________

Helen Tayton-Martin            Andreas Holm Mattsson

__________________

Thomas Frederik Schmidt